Exhibit 99.1

Astronics Corporation .130 Commerce Way. East Aurora, NY. 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports Net Income Up 16% on

18% Increase in Sales for Fourth Quarter 2011

•	2011 fourth quarter sales achieved a new record at $61.2 million

•	2011 fourth quarter diluted earnings per share of $0.40, up 14% from $0.35 in 2010 fourth quarter

•	Results included a $2.5 million pre-tax, or $0.12 per diluted share after tax, write-down of Test Systems goodwill and intangible assets

•	Record annual sales of $228 million and record diluted earnings per share of $1.67

•	Expects 2012 sales of $235 million to $250 million

EAST AURORA, NY February 6, 2012 – Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high-performance lighting, electrical power, avionics databus products and automated test systems for the global aerospace and defense industries, today reported financial results for the three and twelve months ended December 31, 2011. Results include Ballard Technology, Inc. (“Ballard”) which was acquired on November 30, 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended			Twelve months Ended
	Dec 31, 2011	Dec 31, 2010	% Change	Dec 31, 2011	Dec 31, 2010	% Change
Sales	$61,156	$51,823	18.0%	$228,163	$195,754	16.6%
Gross Profit	$17,349	$12,443	39.4%	$60,496	$47,567	27.2%
Gross margin %	28.4%	24.0%		26.5%	24.3%

Impairment Loss	$2,500	$—		$2,500	$—
SG&A	$7,326	$6,004	22.1%	$27,175	$23,187	17.2%
SG&A percent to sales	12.0%	11.6%		11.9%	11.8%

Income from Operations	$7,523	$6,439	16.8%	$30,821	$24,380	26.4%
Operating margin %	12.3%	12.4%		13.5%	12.5%

Net Income	$5,169	$4,471	15.6%	$21,591	$14,948	44.4%
Net Income %	8.5%	8.6%		9.5%	7.6%

Astronics Corporation Reports Net Income Up 16% on 18% Increase in Sales for Fourth Quarter 2011

February 6, 2012

Peter J. Gundermann, President and Chief Executive Officer, commented, “The fourth quarter was a good one in many ways. We again achieved record revenue, margins were strong, orders were brisk, and we acquired Ballard, a leading designer and producer of avionics databus solutions for the aerospace industry. However, we had our share of disappointments during the quarter as well. We learned recently that the United States Air Force decided to cancel the VDATS procurement, which contributed to the $2.5 million write-down of goodwill and intangible assets in our test systems business. Additionally, the bankruptcy filing of American Airlines led to a $500,000 receivable reserve.”

Sales in the fourth quarter of 2011 were $61.2 million, up $9.3 million, or 18.0%, from the prior year fourth quarter. Aerospace sales, which represented approximately 95.2% of total fourth quarter sales, increased 24.5% over the prior year period to $58.2 million. Test Systems sales decreased to $2.9 million for the fourth quarter 2011 compared with $5.1 million in the 2010 fourth quarter. For the full year, sales for 2011 were $228.2 million, up $32.4 million, or 16.6%, from the same period last year. Aerospace sales of $213.9 million, which represented approximately 93.7% of 2011 sales, increased 19.1% over prior year sales of $179.6 million. Test Systems sales in 2011 were $14.3 million compared with $16.2 million in 2010.

Net income in the fourth quarter of 2011 was $5.2 million, or $0.40 per diluted share, compared with net income of $4.5 million, or $0.35 per diluted share, in the same period of last year. Net income for 2011 was $21.6 million, or $1.67 per diluted share, compared with net income of $14.9 million, or $1.20 per diluted share, in 2010.

Earnings per share for prior periods have been adjusted to reflect the impact of the one-for-ten Class B stock distribution to shareholders of record on August 16, 2011.

Consolidated operating margin in the 2011 fourth quarter was 12.3% compared with 12.4% in the prior year period. In the 2011 fourth quarter, Astronics recorded a non-cash pre-tax charge of $2.5 million, or $0.12 per diluted share after tax, for impairment of goodwill and intangible assets related to its Test Systems business. Leverage from increased sales in the 2011 fourth quarter was offset by the impairment charge as well as increased bad debt expense of $0.5 million related to the American Airlines’ bankruptcy and increased engineering and development (“E&D”) costs. E&D costs were $9.5 million in the 2011 fourth quarter compared with $7.3 million in the prior year’s fourth quarter.

Consolidated operating margin in 2011 increased to 13.5% from 12.5% in 2010, reflecting the leverage gained from increased sales offset partially by the impairment charge, increased E&D costs as well as higher selling, general and administrative costs (“SG&A”). SG&A costs increased primarily as a result of additional legal costs of $1.4 million, higher bad debt expenses of $0.5 million related to the American Airlines’ bankruptcy and increased compensation costs as compared with the prior year. E&D costs were $36.1 million and $28.3 million in 2011 and 2010, respectively.

The effective tax rate in the 2011 fourth quarter and full year periods were 28.0% and 25.6%, respectively. For the quarter and the year, the effective rate was below the statutory rate of 35% primarily due to research and development tax credits and the domestic production activity deduction.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Fourth quarter and full year sales to the commercial transport market increased on higher demand for both cabin electronics products and aircraft lighting products. Fourth quarter military sales were relatively flat with the prior years’ fourth quarter, while full year 2011 military sales were up slightly, primarily as a result of higher airframe power sales, offset somewhat by lower aircraft lighting product sales. For the business jet market, fourth quarter sales increased slightly as increased airframe power sales were offset by a slight decrease of aircraft lighting sales. Increases to the

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Astronics Corporation Reports Net Income Up 16% on 18% Increase in Sales for Fourth Quarter 2011

February 6, 2012

business jet market in 2011 reflected higher sales of airframe power products. The decrease in 2011 fourth quarter and full year FAA/Airport sales was due to lower revenue from airport turnkey projects and lower order rates from the FAA. Sales from Ballard that are included in the fourth quarter results amounted to approximately $0.4 million.

Aerospace operating profit for the fourth quarter of 2011 was $12.2 million, or 20.9% of sales, compared with $7.8 million, or 16.8% of sales, in the same period last year. For the year, 2011 operating profit was $40.4 million, or 18.9% of sales, compared with $30.1 million, or 16.8% of sales, in 2010. The margin increase in the 2011 fourth quarter and year was due to the leverage gained from increased sales volume partially offset by higher E&D costs and increased SG&A costs. The primary increase of SG&A costs were related to legal, compensation costs and bad debt expense.

Bookings for the Aerospace segment during the fourth quarter were $54.0 million, up 33.9% from $40.4 million in the fourth quarter of 2010, and down 12.4% from bookings of $61.7 million in the trailing third quarter of 2011. Backlog at the end of the fourth quarter was $97.9 million of which $0.7 million was related to Ballard. Ballard’s backlog remained virtually unchanged from the date of acquisition to December 31, 2011.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Sales in the 2011 fourth quarter decreased to $2.9 million when compared with $5.1 million for the same period in 2010. Sales for 2011 decreased to $14.3 million compared with $16.2 million for the same period last year.

Test Systems operating loss for the fourth quarter of 2011 was $3.4 million compared with an operating loss of $0.4 million in the same period last year. For the full year of 2011, Test Systems operating loss increased to $4.8 million compared with $1.8 million for 2010. The fourth quarter and full year loss reflects the $2.5 million impairment charge related to intangible assets and goodwill and lower sales volume.

Astronics learned recently that the United States Air Force decided to cancel the VDATS program, which the Company expected would be a large part of Test Systems’ activities in 2012. The loss of the program contributed to the write down of the Company’s Test Systems intangible assets and goodwill. There are $1.3 million of intangible assets remaining related to the Test Systems business.

Test Systems bookings in the fourth quarter were $2.5 million compared with $1.2 million in the fourth quarter of 2010, and down slightly from the trailing 2011 third quarter, which had bookings of $2.8 million. Backlog was $8.4 million at the end of the fourth quarter.

Balance Sheet

Cash at the end of the 2011 was $10.9 million compared with $22.7 million at the end of the prior year. The Company acquired Ballard Technology for approximately $24 million in cash. Additionally during 2011, Astronics acquired for approximately $10 million, the building that houses its Ft. Lauderdale operation and a partially completed building in Kirkland, WA for its Astronics AES subsidiary (“AES”). The Company expects to invest an additional $7 million to $9 million to build out the Kirkland, WA facility which AES plans to relocate to at the end of 2012.

Capital expenditures during the fourth quarter and twelve months of 2011 were $1.4 million and $14.3 million, respectively, compared with $1.0 million and $3.6 million in 2010, respectively.

In total, the Company expects capital spending in 2012 to be approximately $13 million to $16 million, which includes the cost to complete the Kirkland facility.

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Astronics Corporation Reports Net Income Up 16% on 18% Increase in Sales for Fourth Quarter 2011

February 6, 2012

Outlook

On December 31, 2011, backlog was $106.3 million, improved over backlog of $99.8 million at the end of 2010, though down slightly from backlog of $110.2 million at the end of the trailing third quarter of 2011. Approximately 87% of the current backlog is expected to ship over the next four quarters.

Astronics expects sales in 2012 to be in the range of $235 million to $250 million. Astronics anticipates that approximately $225 million to $238 million of forecasted revenue will be from its Aerospace segment, while approximately $10 million to $12 million of the forecasted revenue will be from its Test Systems segment. The Company expects E&D expenditures for 2012, which are included in cost of goods sold, to be in the range of $36 million to $40 million.

Fourth Quarter 2011 Webcast and Conference Call

The Company will host a teleconference at 11:00 AM ET on Monday, February 6, 2012. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 386478. The telephonic replay will be available from 2:00 p.m. on the day of the call through Monday, February 13, 2012. Alternatively, an archive of the webcast will be available on the Company’s website at www.astronics.com. A transcript will also be posted to the Company’s website, once available.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology Inc., DME Corporation and Luminescent Systems Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports Net Income Up 16% on 18% Increase in Sales for Fourth Quarter 2011

February 6, 2012

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Twelve months Ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Sales	$61,156	$51,823	$228,163	$195,754
Cost of products sold	43,807	39,380	167,667	148,187

Gross profit	17,349	12,443	60,496	47,567
Gross margin %	28.4%	24.0%	26.5%	24.3%

Impairment Loss	2,500	—	2,500	—
Selling, general and administrative	7,326	6,004	27,175	23,187
SG&A % of Sales	12.0%	11.6%	11.9%	11.8%

Income from operations	7,523	6,439	30,821	24,380
Operating margin%	12.3%	12.4%	13.5%	12.5%

Interest expense, net	345	589	1,806	2,551

Income before tax	7,178	5,850	29,015	21,829
Income tax expense	2,009	1,379	7,424	6,881

Net Income	$5,169	$4,471	$21,591	$14,948

Net income % of Sales	8.5%	8.6%	9.5%	7.6%

*Basic earnings per share:	$0.42	$0.37	$1.78	$1.25
*Diluted earnings per share:	$0.40	$0.35	$1.67	$1.20

*Weighted average diluted shares outstanding	13,056	12,693	12,911	12,412

Capital Expenditures	$1,406	$994	$14,281	$3,568
Depreciation and Amortization	$1,351	$1,224	$4,943	$4,881

*	All share quantities and per share data reported for 2010 has been restated to reflect the impact of the one-for-ten Class B stock distribution to shareholders of record on August 16, 2011.

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Astronics Corporation Reports Net Income Up 16% on 18% Increase in Sales for Fourth Quarter 2011

February 6, 2012

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30,	September 30,
	12/31/2011	12/31/2010
	(Unaudited)
ASSETS:
Cash and cash equivalents	$10,919	$22,709
Accounts receivable	35,669	30,941
Inventories	40,094	37,763
Other current assets	5,628	5,727
Property, plant and equipment, net	41,122	30,873
Deferred taxes long-term	7,039	6,883
Other long-term assets	3,249	3,342
Intangible assets	14,000	5,040
Goodwill	17,185	7,610

Total Assets	$174,905	$150,888

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$5,290	$5,314
Accounts payable and accrued expenses	28,187	25,971
Long-term debt	27,973	33,264
Other liabilities	10,592	9,124
Shareholders’ equity	102,863	77,215

Total Liabilities and Shareholders’ Equity	$174,905	$150,888

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Twelve months Ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Sales
Aerospace	$58,224	$46,773	$213,874	$179,586
Test Systems	2,932	5,050	14,289	16,168

Total Sales	61,156	51,823	228,163	195,754

Operating Profit (Loss) and Margins
Aerospace	12,177	7,845	40,400	30,112
	20.9%	16.8%	18.9%	16.8%

Test Systems	(3,400)	(435)	(4,760)	(1,806)
	(116.0)%	(8.6)%	(33.3)%	(11.2)%

Total Segment Operating Profit	8,777	7,410	35,640	28,306
	14.4%	14.3%	15.6%	14.5%

Interest Expense	345	591	1,806	2,551
Corporate Expenses and Other	1,254	969	4,819	3,926

Income Before Taxes	$7,178	$5,850	$29,015	$21,829

	11.7%	11.3%	12.7%	11.2%

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Astronics Corporation Reports Net Income Up 16% on 18% Increase in Sales for Fourth Quarter 2011

February 6, 2012

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Twelve months Ended			2011
	12/31/2011	12/31/2010	% change	12/31/2011	12/31/2010	% change	YTD %
Aerospace Segment
Commercial Transport	$40,881	$28,993	41.0%	$143,337	$109,956	30.4%	62.8%
Military	9,478	9,600	(1.3)%	35,394	34,867	1.5%	15.5%
Business Jet	5,557	5,291	5.0%	25,983	22,548	15.2%	11.4%
FAA/Airport	2,308	2,889	(20.1)%	9,160	12,215	(25.0)%	4.0%

Aerospace Total	58,224	46,773	24.5%	213,874	179,586	19.1%	93.7%

Test Systems Segment
Military	2,932	5,050	(41.9)%	14,289	16,168	(11.6)%	6.3%

Total	$61,156	$51,823	18.0%	$228,163	$195,754	16.6%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			Twelve months Ended			2011
	12/31/2011	12/31/2010	% change	12/31/2011	12/31/2010	% change	YTD %
Aerospace Segment
Cabin Electronics	$33,186	$23,019	44.2%	$114,540	$86,511	32.4%	50.2%
Aircraft Lighting	16,997	16,289	4.3%	69,653	65,009	7.1%	30.5%
Airframe Power	5,321	4,576	16.3%	20,109	15,851	26.9%	8.8%
Airfield Lighting	2,308	2,889	(20.1)%	9,160	12,215	(25.0)%	4.0%
Avionics Databus	412	—	100.0%	412	—	100.0%	0.2%

Aerospace Total	58,224	46,773	24.5%	213,874	179,586	19.1%	93.7%

Test Systems Segment	2,932	5,050	(41.9)%	14,289	16,168	(11.6)%	6.3%

Total	$61,156	$51,823	18.0%	$228,163	$195,754	16.6%	100.0%

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Astronics Corporation Reports Net Income Up 16% on 18% Increase in Sales for Fourth Quarter 2011

February 6, 2012

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	September 30,	September 30,	September 30,	September 30,	September 30,
	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Twelve Months Ended
	4/2/2011	7/2/2011	10/1/2011	12/31/2011	12/31/2011
Sales
Aerospace	$50,199	$51,942	$53,509	$58,224	$213,874
Test Systems	4,929	3,533	2,895	2,932	14,289

Total Sales	$55,128	$55,475	$56,404	$61,156	$228,163

Bookings
Aerospace	$48,682	$55,029	$61,718	$54,048	$219,477
Test Systems	5,756	3,459	2,761	2,506	14,482

Total Bookings	$54,438	$58,488	$64,479	$56,554	$233,959

Backlog*
Aerospace	$90,056	$93,143	$101,352	$97,903	N/A
Test Systems	9,043	8,969	8,835	8,409	N/A

Total Backlog	$99,099	$102,112	$110,187	$106,312	N/A

Book:Bill Ratio
Aerospace	0.97	1.06	1.15	0.93	1.03
Test Systems	1.17	0.98	0.95	0.85	1.01

Total Book:Bill	0.99	1.05	1.14	0.92	1.03

	September 30,	September 30,	September 30,	September 30,	September 30,
	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Twelve Months Ended
	4/3/2010	7/3/2010	10/2/2010	12/31/2010	2010
Sales
Aerospace	$43,190	$43,599	$46,024	$46,773	$179,586
Test Systems	3,746	3,490	3,882	5,050	16,168

Total Sales	$46,936	$47,089	$49,906	$51,823	$195,754

Bookings
Aerospace	$50,668	$46,227	$58,250	$40,378	$195,522
Test Systems	3,634	5,411	4,358	1,224	14,628

Total Bookings	$54,302	$51,638	$62,608	$41,602	$210,150

Backlog
Aerospace	$83,116	$85,744	$97,970	$91,573	N/A
Test Systems	9,644	11,565	12,041	8,216	N/A

Total Backlog	$92,760	$97,309	$110,011	$99,789	N/A

Book:Bill Ratio
Aerospace	1.17	1.06	1.27	0.86	1.09
Test Systems	0.97	1.55	1.12	0.24	0.90

Total Book:Bill	1.16	1.10	1.25	0.80	1.07

*	On November 30, 2011, Astronics acquired Ballard Technology, Inc. including backlog of $727 thousand for the Aerospace segment.

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